Exhibit 2.2

COMPANY STOCKHOLDERS’ AGREEMENT

THIS COMPANY STOCKHOLDERS’ AGREEMENT, dated as of June 5, 2007 (this “Agreement”), is by and among MICRONETICS, INC., a Delaware corporation (“Parent”), MICA MICROWAVE CORPORATION, a California corporation (the “Company”), DEL MERGER SUBSIDIARY, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the STOCKHOLDERS OF THE COMPANY listed on Exhibit A hereto (the “Company Stockholders”), FREDERICK MILLS, individually (“Mills”), and FREDERICK MILLS AS REPRESENTATIVE OF THE COMPANY STOCKHOLDERS (the “Stockholders’ Representative”). Capitalized terms used herein, except as otherwise defined herein, shall have the meanings assigned to them in the Merger Agreement (as hereinafter defined).

WHEREAS, as of the date hereof, each Company Stockholder owns of record the number of common shares of the Company (“Company Common Stock”) set forth opposite such Company Stockholder’s name on Exhibit A hereto (such shares of Company Common Stock, together with any and all shares of capital stock of the Company acquired by any Company Stockholder during the term of this Agreement, being referred to herein as the “Shares”); and

WHEREAS, Parent, Merger Sub, the Company, Mills, and the Stockholders’ Representative, intend to enter into an Agreement of Merger and Plan of Reorganization dated as of the date hereof (the “Merger Agreement”) that provides, upon the terms and subject to the conditions thereof, for the business combination transaction contemplated therein in which the Company will be merged with and into Merger Sub (the “Merger”); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have requested that each of the Company Stockholders enter into this Agreement, and, in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Company Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

TRANSFER AND VOTING OF SHARES

1.1 Transfer of Shares. Each of the Company Stockholders agrees that he or she shall not, directly or indirectly, (i) sell, convey, transfer, pledge, hypothecate or otherwise encumber or dispose of any or all of such Company Stockholder’s Shares or any interest therein, except pursuant to the Merger Agreement, (ii) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto except for this Agreement or (iii) enter into any contract, option or other arrangement or undertaking (other than this Agreement) with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Shares.

1.2 Vote in Favor of Merger. Each of the Company Stockholders, solely in such Company Stockholder’s capacity as a stockholder of the Company, agrees to vote (or cause to be voted) all Shares held of record by such Company Stockholder at any meeting of the stockholders of the Company or any adjournment thereof, and in any action proposed to be taken by written consent of the stockholders of the Company, (i) in favor of the adoption of the Merger Agreement and this Agreement, in favor of the Merger and in favor of all other transactions contemplated by the Merger Agreement and this Agreement, and (ii) in favor of any other matter intended to facilitate the consummation of the transactions contemplated by the Merger Agreement.

1.3 Execution of Consent; Further Assurances.

(a) As contemplated by this Agreement and the Merger Agreement, each of the Company Stockholders has irrevocably executed and delivered the written consent in the form attached hereto as Exhibit B, pursuant to which each Company Stockholder has approved the adoption of the Merger Agreement and this Agreement, the Merger and all other transactions contemplated by the Merger Agreement and this Agreement.

(b) Each of the Company Stockholders shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent the power to carry out the provisions of this Agreement.

1.4 Consent to Consideration. Each of the Company Stockholders acknowledges that he or she is familiar with or has reviewed the Merger Agreement, understands that the only consideration that he or she is entitled to receive as a stockholder of the Company in connection with the Merger is the consideration payable pursuant to Section 1.5 of the Merger Agreement and each of the Company Stockholders consents to such consideration.

1.5 Termination. This Agreement and the written consent delivered in connection herewith shall terminate and cease to be effective upon the valid termination of the Merger Agreement pursuant to the provisions of Section 8 thereof.

ARTICLE II

COVENANTS OF THE COMPANY STOCKHOLDERS

Each of the Company Stockholders hereby covenants to Parent and Merger Sub as follows:

2.1 Waiver of Appraisal Rights. Each of the Company Stockholders hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights that such Company Stockholder may have, whether pursuant to Section 1300 of the California General Corporation Law or otherwise, by virtue of such Company Stockholder’s ownership of Shares with respect to the Merger and the other transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, if the Merger Agreement is validly terminated pursuant to Section 8 thereof, this waiver shall cease to be of any force and effect.

2.2 Repayment of Cash Consideration to Parent. In the event that, as a result of the downward adjustment of the Merger Consideration pursuant to Section 1.13 of the Merger Agreement, the Company Stockholders shall be required to repay to Parent part of the Merger Consideration previously paid to them by Parent, such decrease in the Merger Consideration shall be paid to Parent by the Company Stockholders on a pro rata basis based upon the number of shares of Company Common Stock held of record by each Company Stockholder immediately prior to the Effective Time, such repayment to be paid in cash by wire transfer or certified cashier’s check within ten (10) days after delivery of the Closing Balance Sheet and the determination of the Closing Date Net Worth as provided in said Section 1.13, unless such Closing Balance Sheet and/or the determination of the Closing Date Net Worth is subject to dispute hereunder. In the event that any of the Company Stockholders shall fail to make such payment in full within such ten (10) day period, or such longer period as is required to resolve a dispute as to the Closing Balance Sheet and/or the determination of the Closing Date Net Worth as provided in said Section 1.13, the amount of any such deficiency shall constitute Damages with respect to which Parent shall have the right to seek indemnification from Mills under Section 9.2(a) of the Merger Agreement, and to assert a claim for payment of such amount in accordance with the provisions of the Escrow Agreement. In such event, Mills shall have the right to assert a claim against any Company Stockholder who shall have defaulted in his or her repayment obligation pursuant to the provisions of this Section 2.2 and to institute appropriate legal proceedings seeking repayment of any such amount which shall have been paid to Parent from the Escrow Fund, together with interest thereon as provided by law.

2.3 Public Announcements; Confidentiality. Each of the Company Stockholders agrees that he or she shall not issue any press release or otherwise make any public statement with respect to this Agreement, the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement without the prior written consent of Parent, except as may be required by law, and will hold in strictest confidence the Merger, the Merger Agreement, this Agreement, and any other agreements or documents (including, without limitation the Information Statement previously delivered to such Stockholder) and any information contained therein or related thereto, until such time as Parent shall have issued a press release with respect to the Merger which discloses the terms of the Merger Agreement, or files a report with the Securities and Exchange Commission containing such information.

2.4 No Solicitation of Transactions. Each of the Company Stockholders agrees that he or she shall not, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal relating to a possible Acquisition Transaction involving the Company.

2.5 Termination of Shareholder Agreements. The Company and each of the Company Stockholders hereby agrees to terminate, and does hereby terminate, effective as of the Effective Time, each of the following Agreements to which the Company and any Company Stockholder is a party: (i) the Shareholders Agreement dated March 2, 1998 between the Company and Robert G. Barbaria, (ii) the Shareholders Agreement dated March 2, 1998 by and between the Company and Frederick Mills, and (iii) each Shareholders Agreement entered by any one or more of the Company Stockholders with the Company providing for restrictions upon transfer of their Shares, and (iv) any other Agreement entered into at any time by any of the Company Stockholders and the Company or any other Company Stockholder relating to the

Shares held by the Company Stockholders, to the end that, upon the Effective Time of the Merger, there shall be no restrictions on transfer or other agreements or covenants in force and effect which affecting the right and power of each of the Company Stockholders to exchange his or her Shares for shares of Parent Common Stock in the Merger.

2.6 Noncompetition and Nonsolicition Agreements.

(a) Each of the Company Stockholders agrees that for a period of three years following the date hereof (the “Noncompete Period”), he or she shall not: (i) compete with the Company (for purposes of this Section 2.6, the term “Company” shall include the Company and Merger Sub) by developing, producing, distributing, marketing, selling or assisting any Person to develop, produce, distribute, market or sell, a product or service which is known by him or her to be competitive with the products or services of the Company then existing or planned (as evidenced by the Company’s business records) for the future; nor, for the same period, for any reason, will he or she accept employment from or have any other relationship with any Person which is known by him to be competitive with the products or services of the Company then existing or which were known by him or her to be planned (as evidenced by the Company’s business records) for the future; it being agreed that, in view of the global nature of the Company’s business, the foregoing restrictions shall apply worldwide; (ii) employ or solicit, or receive or accept the performance of any services by, any employee, consultant or contractor known by him or her to be employed by and/or engaged by the Company, or any such Person whose employment or engagement with the Company is known by him or her to have terminated within the six (6) month period immediately prior to the end of the Noncompete Period; nor (iii) solicit, entice away or divert any person or entity who is then a customer or supplier of, or provider of services to the Company and who was a customer or supplier of, or provider of services to, the Company at any time within the twelve (12) month period immediately prior to the end of the Noncompete Period.

(b) If any provision contained in this Section 2.6 will for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section 2.6, but this Section 2.6 will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision will not construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction will construe and interpret or reform this Section 2.6 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable law. Each Company Stockholder acknowledges that the Company would be irreparably harmed by any breach of this Section 2.6 and that there would be no adequate remedy at law or in damages to compensate the Company for any such breach. Each Company Stockholder agrees that the Company will be entitled to injunctive relief requiring specific performance by the Company Stockholder of this Section 2.6, and the Company Stockholder consents to the entry thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS

Each Company Stockholder, severally but not jointly, and as to himself or herself only, represents and warrants to Parent as follows:

3.1 Title to Shares. Such Company Stockholder is the lawful owner of, and has the unrestricted power to vote and sell, the Shares to be delivered by such Company Stockholder to Parent pursuant to the Merger Agreement and has, and on the Closing Date will have, good and clear title to such shares, of record and beneficially, free of all Encumbrances. The information set forth in Exhibit A, as it relates to such Company Stockholder, is complete and accurate.

3.2 Authority. Such Company Stockholder has, and on the Closing Date will have, full legal right and power to enter into and perform this Agreement and to deliver the Shares owned by such Company Stockholder to Parent in return for the Merger Consideration in the manner provided in the Merger Agreement. Such Company Stockholder has duly and validly executed this Agreement and has, or prior to the Closing will have, duly and validly executed and delivered all other agreements contemplated by the Merger Agreement to be executed by such Company Stockholder, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of such Company Stockholder in accordance with its terms.

3.3 Non-Contravention. The execution, delivery and performance of this Agreement and the other agreements contemplated by the Merger Agreement to be executed and delivered by such Company Stockholder, and the consummation of the transactions contemplated hereby or by the Merger Agreement, will not require, on the part of such Company Stockholder, any consent, approval, authorization or other order of, or any filing with, any Governmental Body, or under any contract, agreement or commitment to which such Company Stockholder is a party or by which such Company Stockholder or property of such Company Stockholder is bound (except for such written consents or waivers which shall have been obtained prior to the date hereof, copies of which shall have been furnished to Parent) and will not constitute a violation on the part of such Company Stockholder of any law, administrative regulation or ruling or court decree, or any contract, agreement or commitment, applicable to such Company Stockholder or the property of such Company Stockholder.

ARTICLE IV

THE STOCKHOLDERS’ REPRESENTATIVE

4.1 Appointment of the Stockholders’ Representative.

(a) Each Company Stockholder hereby irrevocably constitutes and appoints, Frederick Mills (the “Stockholders’ Representative”) as such Company Stockholder’s attorney-in-fact and agent in connection with the transactions contemplated by the Merger Agreement, including, without limitation, all matters referred to in Section 1.12, Section 1.13 and Section 11.2 of the Merger Agreement. This power is irrevocable and coupled with an interest, and, to the greatest extent permitted by law, will not be affected by the death, incapacity, illness or other inability to act of any Company Stockholder. Any notice given to the Stockholders’ Representative will constitute notice to each and all of the Company Stockholders at the time notice is given to the Stockholders’ Representative. Any action taken by, or notice or instruction received from, the Stockholders’ Representative will be deemed to be an action by, or notice or instruction from, each and all of the Company Stockholders. Parent will disregard any notice or instruction received from any Company Stockholder other than the Stockholders’ Representative with regard to any provisions of the Merger Agreement.

(b) Each Company Stockholder hereby irrevocably grants the Stockholders’ Representative full power and authority on behalf of such Company Stockholder:

(i) to execute and deliver, and to accept delivery of, such documents as may be deemed by the Stockholders’ Representative, in his sole discretion, to be appropriate to consummate the transactions contemplated by the Merger Agreement, including, without limitation, any amendment or restatement of the Merger Agreement and/or this Agreement, so long as all Company Stockholders are affected in the same manner (based upon their proportional interests in the shares of Company Common Stock);

(ii) to deliver the certificates representing the shares of Company Common Stock to be delivered by such Company Stockholder at the Closing;

(iii) to accept at the Closing, on behalf of all the Company Stockholders, that part of the Merger Consideration as shall be payable at the Closing to the Company Stockholders;

(iv) to dispute or refrain from disputing any claim made by Parent under the Merger Agreement against or relating to the Company Stockholders; to negotiate and compromise any dispute involving the Company Stockholders that may arise under, and to exercise or refrain from exercising any remedies of the Company Stockholders available under, the Merger Agreement; to approve or disapprove, and to settle any disputes related to, any adjustment of the amount of the Merger Consideration pursuant to Section 1.13 and/or Section 11.2 of the Merger Agreement; to execute any settlement agreement, release or other document with respect to such dispute or remedy; to agree to, negotiate, enter into settlements and compromises of, and agree (or not agree) to arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, and to take all actions necessary in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing;

(v) to waive any closing condition contained in Section 7 of the Merger Agreement and to give or agree to any and all consents, waivers, amendments or modifications deemed by the Stockholders’ Representative, in his sole discretion, to be necessary or appropriate under the Merger Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(vi) to enforce any claim against Parent arising under the Merger Agreement; and

(vii) to engage attorneys, accountants and agents at the expense of the Company Stockholders; and to give such instructions and to take such action or refrain from taking such action as the Stockholders’ Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of, and to consummate the transactions contemplated by, the Merger Agreement;

(c) Each Company Stockholder hereby agrees that:

(i) the Stockholders’ Representative is authorized to act on behalf of such Company Stockholder, notwithstanding any dispute or disagreement among the Company Stockholders or among any Company Stockholders and the Stockholders’ Representative, and that the Company and Parent will be entitled to rely on any and all action taken by the Stockholders’ Representative under the Merger Agreement without any liability to, or obligation to inquire of, any Company Stockholder or the Stockholders’ Representative, notwithstanding any knowledge on the part of the Company or Parent of any such dispute or disagreement;

(ii) notice to the Stockholders’ Representative, delivered in the manner provided herein, will be deemed to be notice to such Company Stockholder for the purposes of the Merger Agreement; and

(iii) the authority of the Stockholders’ Representative, as described in this Agreement, will be effective until the rights and obligations of the Stockholders’ Representative under the Merger Agreement will terminate by virtue of the termination of any and all rights and obligations of such Company Stockholder to Parent under the Relevant Agreements.

(d) Each Company Stockholder agrees that, notwithstanding the foregoing, at the request of Parent, but subject to the other terms and condition of this Agreement, he will take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement (including, without limitation, delivery of his Shares and acceptance of the Merger Consideration therefor) individually on his own behalf. Each Company Stockholder has delivered to the Stockholders’ Representative certificates for the Shares to be delivered by such Company Stockholder pursuant to this Agreement, together with a form of transmittal letter approved by Parent to be held by the Stockholders’ Representative and delivered by the Stockholders’ Representative to Parent at the Closing if the Closing will occur and the Stockholders’ Representative acknowledges receipt thereof.

4.2 Limitation on Actions. Any claim, action, suit or other proceeding, whether at law or in equity, to enforce any of the Company Stockholders’ rights, benefits or remedies arising under the Merger Agreement will be asserted, brought, prosecuted, or maintained only by the Stockholders’ Representative on behalf of all of the Company Stockholders. Any claim, action, suit or other proceeding, whether at law or in equity, to enforce any of Parent’s or any other Indemnitee’s rights, benefits or remedies arising under Section 4.3(a) of this Agreement, may be asserted, brought, prosecuted or maintained by Parent or such Indemnitee against the Company Stockholders by service of process on the Stockholders’ Representative and without the necessity of serving process on, or otherwise joining or naming any other Company Stockholder as a defendant in such claim, action, suit or other proceeding. With respect to any matter contemplated by Section 4.3(a) hereof, each of the Company Stockholders will be bound by any determination in favor of or against the Stockholders’ Representative or the terms of any settlement or release to which the Stockholders’ Representative will become a party.

4.3 Indemnification.

(a) The Company Stockholders shall jointly and severally indemnify the Indemnitees against, and agree to hold the Indemnitees harmless from, any and all any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys’ fees and reasonable expenses of investigation), incurred or suffered by any Indemnitee arising out of, with respect to or incident to any breach by any Company Stockholder or the Stockholders’ Representative of any covenant or agreement of any Company Stockholder or the Stockholders’ Representative pursuant to this Article IV, or any controversy among any of the Company Stockholders or the Stockholders’ Representative or between any of the Company Stockholders and the Stockholders’ Representative with respect to the designation, appointment and actions of the Stockholders’ Representative pursuant to this Article IV, including, without limitation, with respect to (i) any actions taken by the Stockholders’ Representative whether or not pursuant to the provisions of the Merger Agreement or this Agreement, and (ii) reliance by any Indemnitee on, and actions taken by any Indemnitee in response to or in reliance on, the instructions of, notice given by or any other action taken by the Stockholders’ Representative. For purposes of this Agreement, the term “Indemnitees” shall mean: (a) Parent; (b) Parent’s current and future affiliates (including Merger Sub); (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above; provided, however, that neither Mills nor any other Company Stockholders shall be deemed to be “Indemnitees.”

(b) Each Company Stockholder will indemnify the Stockholders’ Representative against (i) any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys’ fees and reasonable expenses of investigation) except such as result from the Stockholders’ Representative’s gross negligence or willful misconduct, that the Stockholders’ Representative may suffer or incur in connection with any action taken by the Stockholders’ Representative; provided, the liability of any single Company Stockholder pursuant to this Section 4.3(b) shall be limited to such Company Stockholder’s pro rata share of such obligations based upon the number of shares of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time. The Stockholder’s Representative will not be liable to any Company Stockholder with respect to any action or omission taken or omitted to be taken by the Stockholders’ Representative pursuant to this Article IV, except for the Stockholders’ Representative’s gross negligence or willful misconduct.

4.4 Death or Disability; Successors. In the event of the death or permanent disability of the Stockholders’ Representative, or any resignation of the Stockholders’ Representative, a successor Stockholders’ Representative shall be elected by a majority vote of the Company Stockholders, with each Company Stockholder to be given a vote based upon the number of shares of Company Common held by such Company Stockholder immediately prior to the Effective Time. The Company Stockholders shall cause to be delivered to Parent prompt written notice of such election of a successor member of the Stockholders’ Representative. Each successor Stockholders’ Representative so composed shall have all of the power, authority, rights, and privileges conferred by the Merger Agreement and this Agreement upon the original Stockholders’ Representative, and the term, “Stockholders’ Representative” as used herein shall be deemed to include any such successor Stockholders’ Representative.

4.5 Resignations. For the avoidance of doubt, the Stockholders’ Representative shall have the absolute right, in his sole discretion, to resign as the Stockholders’ Representative without giving rise to any liability or obligation by reason of such resignation.

4.6 Certain Duties. It shall be the duty of the Stockholders’ Representative to:

(a) deliver to each Company Stockholder a copy of any notice, process or other written communication received by or served on the Stockholders’ Representative in his capacity as Stockholders’ Representative, and to deliver to each Company Stockholder a copy of each written response given by the Stockholders’ Representative thereto.

(b) deliver to each Company Stockholder such Company Stockholder’s pro rata share of the Merger Consideration when and as received by the Stockholders’ Representative) based upon the number of shares of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time (except for the Escrow Fund which shall be taken only from Mills share of the Merger Consideration and, shall to the extent the same shall be released from escrow, belong solely to Mills).

4.7 Claims Under This Agreement Excluded. Notwithstanding the foregoing provisions of this Article IV, the provisions of this Article IV shall not apply to any claims for Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty made by any Company Stockholder in this Agreement; and (ii) any breach of any covenant or obligation of such Company Stockholder contained in this Agreement (other than the covenants or obligations pursuant to the foregoing provisions of this Article IV) as to which breaches each of the Company Stockholders shall indemnify the Indemnitees pursuant to the provisions of Section 7.1(b) hereof. Subject to the provisions of Section 7.2 hereof, each of the other Indemnitees shall have the right to assert a claim directly against any Company Stockholder (for Damages or other available relief) resulting from any such breach without notice to or the Stockholders’ Representative, and the Stockholders’ Representative shall not have any right or obligation to participate in the defense or resolution of any such claim.

ARTICLE V

CERTAIN SECURITIES LAW MATTERS

5.1 Company Stockholder Representations, Warranties and Agreements. Each of the Company Stockholders hereby represents, warrants and agrees that:

(a) Investor Status. Such Company Stockholder is acquiring the shares of common stock of Parent (“Parent Common Stock”) to by received by such Company Stockholder in the Merger for investment for his or her own account and not for the account of any other person, and not with a view toward resale or other distribution thereof. Such Company Stockholder is either an “accredited investor” as defined in the Shareholder Questionnaire executed and delivered by such Stockholder, or either alone or together with such Company Stockholder’s purchaser representative is capable of evaluating the merits and risks of such Company Stockholder’s acquisition of shares of Parent Common Stock. Such Company Stockholder has the capacity to protect his or her own interests in connection with his or her acquisition of the shares of Parent Common Stock by reason of his or her business or financial experience or the business or financial experience of such Company Stockholder’s purchaser representative.

(b) Parent Disclosure Documents; Other Information. Such Company Stockholder has received copies of (i) Parent’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, (ii) Parent’s Notice of 2006 Annual Meeting of Stockholders and Proxy Statement, (iii) Parent’s Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2006, September 30, 2006 and December 31, 2006, (iv) Parent’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”) by Parent on June 27, 2006, August 14, 2006, November 13, 2006, and February 12, 2007 and (v) a description of the Parent Common Stock to be issued in the Merger. Additionally, such Company Stockholder acknowledges that he or she has been afforded the opportunity to ask questions and receive answers from Parent relating to the business, prospects, properties and assets, and financial condition of Parent as well as other information relating to Parent a reasonable time before the date hereof.

(c) Restrictions on Transfer. Such Company Stockholder will not offer to sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any shares of Parent Common Stock unless at such time:

(i) a minimum of one (1) year has elapsed since the Closing Date of the Merger (the “Holding Period”); and

(ii) one or more of the following conditions is satisfied:

(A) a registration statement under the Securities Act covering Parent Common Stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the SEC and made effective under the Securities Act of 1933, as amended (the “Securities Act”) (it being understood and agreed that the Company is under no obligation, nor does it intend, to file any such registration statement;

(B) such transaction shall be permitted pursuant to the provisions of Rule 144 under the Securities Act (“Rule 144”); or

(C) counsel representing such Company Stockholder, satisfactory to Parent, shall have advised Parent in a written opinion letter reasonably satisfactory to Parent and its counsel, and upon which Parent and its counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition.

(d) Restrictive Legend. Unless and until a sale, transfer or other disposition is executed in compliance with the restrictions and conditions set forth in Section 5.1(c) hereof, all certificates representing Parent Common Stock deliverable to the Company Stockholder pursuant to the Merger Agreement and any certificates subsequently issued with respect thereto or in substitution therefore, shall bear a legend substantially as follows:

“The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in accordance with the requirements of the Securities Act of 1933, as amended, and the other requirements and conditions specified in that certain Company Stockholders’ Agreement dated as of June 5, 2007, a copy of which agreement may be inspected by the holder of this certificate at the offices of Micronetics, Inc., 26 Hampshire Drive, Hudson, NH 03051 or Micronetics, Inc. will furnish, without charge, a copy thereof to the holder of this certificate upon written request therefor.”

Parent, at its discretion, may cause a stop transfer order to be placed with its transfer agent(s) with respect to the certificates for Parent Common Stock in the event of any sale, transfer or other disposition of such stock which is not in compliance with the terms of this Agreement.

(e) Observation of Securities Act. Such Company Stockholder will observe and comply with the Securities Act and the General Rules and Regulations thereunder, as now in effect and as from to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, pledge, transfer, hypothecation or other disposition of Parent Common Stock or any part thereof including the prospectus delivery requirements of Section 10 of the Securities Act.

5.2 No Registration Obligation. Parent shall have no obligation to register any shares of Parent Common Stock issued to the Company Stockholders in connection with the Merger.

5.3 Reports. Following expiration of the Holding Period, for so long as necessary in order to permit the Company Stockholders to sell shares of Parent Common Stock pursuant to Rule 144, Parent will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (or, if applicable, Parent will use its best efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144), in order to permit the Company Stockholders to sell, pursuant to the terms and conditions of Rule 144, Parent Common Stock.

ARTICLE VI

GENERAL RELEASE BY COMPANY STOCKHOLDERS

6.1 Release. Each of the Company Stockholder, for himself or herself and for each of such Company Stockholder’s Associated Parties (as defined below), hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of the Releasees (as defined below) from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims (as defined below).

6.2 Certain Definitions.

(a) The term “Associated Parties,” when used herein with respect to a Company Stockholder, shall mean and include: (i) such Company Stockholder’s predecessors, successors, executors, administrators, heirs and estate; (ii) such Company Stockholder’s past, present and future assigns, agents and representatives; (iii) each entity that such Company Stockholder has the power to bind (by such Company Stockholder’s acts or signature) or over which such Company Stockholder directly or indirectly exercises control; and (iv) each entity of which such Company Stockholder owns, directly or indirectly, at least 50% of the outstanding equity, beneficial, proprietary, ownership or voting interests.

(b) The term “Releasees” shall mean and include: (i) Parent; (ii) Merger Sub; (iii) the Company; (iv) each of the direct and indirect subsidiaries of Parent, Merger Sub and the Company; (v) each other affiliate of Parent, Merger Sub and the Company; and (vi) the successors and past, present and future assigns, directors, officers, employees, agents, attorneys and representatives of the respective entities identified or otherwise referred to in clauses (i) through (v) of this sentence, other than the Company Stockholders.

(c) The term “Claims” shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (i) any unknown, unsuspected or undisclosed claim; (ii) any claim or right that may be asserted or exercised by a Company Stockholder in such Company Stockholder’s capacity as a stockholder, director, officer or employee of the Company or in any other capacity; and (iii) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

(d) The term “Released Claims” shall mean and include each and every Claim that any Company Stockholder or any Associated Party of any Company Stockholder may have had in the past, may now have or may have in the future against any of the Releasees, and has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of this Agreement (excluding only such Company Stockholder’s rights, if any, under this Agreement, the Merger Agreement and the offer letters referenced in Recital D of the Merger Agreement).

6.3 Civil Code §1542. Each Company Stockholder (a) represents, warrants and acknowledges that such Company Stockholder has been fully advised by his or her legal counsel of the contents of Section 1542 of the Civil Code of the State of California, and (b) hereby expressly waives the benefits thereof and any rights such Company Stockholder may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Each Company Stockholder also hereby waives the benefits of, and any rights such Company Stockholder may have under, any statute or common law principle of similar effect in any jurisdiction.

ARTICLE VII

GENERAL PROVISIONS

7.1 Survival of Representations and Warranties; Indemnification.

(a) The representations, warranties and covenants made by the Company Stockholders in this Agreement shall survive the Closing of the transactions contemplated by the Merger Agreement indefinitely.

(b) From and after the Effective Time each of the Company Stockholders shall severally, but not jointly, hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty made by such Company Stockholder in this Agreement; and (ii) any breach of any covenant or obligation of such Company Stockholder contained in this Agreement (except for breaches of the indemnification covenants or obligations of the Company Stockholders pursuant to the provisions of Section 4.3(a) hereof, which obligations shall be joint and several as provided therein).

7.2 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under Section 4.3(a) or Section 7.1 hereof unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

7.3 Further Instruments and Actions. Each of the Company Stockholders and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary or desirable to carry out the intent of this Agreement. Each of Company Stockholders and the Company agree to cooperate affirmatively with Parent, to the extent reasonably requested by Parent, to enforce the rights and obligations of the parties under this Agreement.

7.4 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by express mail or equivalent over-night courier service, prepaid, or by facsimile:

if to Parent or Merger Sub:

c/o Micronetics, Inc.

26 Hampshire Drive

Hudson, NH 03051

Attention: President

Fax: 603-882-8987

With a copy to:

Morse, Barnes-Brown & Pendleton, P.C.

1601 Trapelo Road

Waltham, MA 02451

Attention: Lea B. Pendleton, Esq.

Fax: 781-622-5933

if to the Company:

MICA Microwave Corporation

1096 Mellon Avenue

Manteca, CA 95337

Attention: Frederick Mills

Fax: 209-825-3991

With a copy to:

Gregory D. McDonald, Esq.

12 South First Street

Suite 417

San Jose, CA 95113

Fax: 408-971-6686

if to a Company Stockholder:

To the address of such Company Stockholder on file with the Company.

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

7.5 Headings. The headings contained in the Agreement are for convenience of reference only, shall not be deemed to be a part of the Agreement and shall not be referred to in connection with the construction or interpretation of the Agreement.

7.6 Confidentiality. The parties agree that the terms and conditions of this Agreement shall remain confidential and shall not be disclosed to any third parties, except as may be required to enforce the parties’ rights and obligations hereunder.

7.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7.8 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

7.9 Amendments. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by a written agreement specifically referring to this Agreement executed and delivered by the holders of at least two-thirds of the Shares and all of the other parties hereto.

7.10 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Mills and his personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); Merger Sub and its successors and assigns (if any), and the Stockholders’ Representative and his personal representatives, executors, administrators, estates, heirs, successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; Mills; Parent; Merger Sub; the Indemnitees (subject to Section 9.7 of the Merger Agreement); and the respective representatives, executors, administrators, estates, heirs, successors and assigns (if any) of the foregoing. In addition, Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 4.3(a) and Section 6), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

7.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to the Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (ii) an injunction restraining such breach or threatened breach.

7.12 Applicable Law; Jurisdiction. The Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws). In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware and (ii) subject to the provisions of Article IV hereof, each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7.4.

7.13 No Third Party Beneficiaries. None of the provisions of the Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

7.14 No Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under the Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under the Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of the Agreement, or any power, right, privilege or remedy under the Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.15 Counterparts. The Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

7.16 Time of the Essence. Time is of the essence of this Agreement.

[Remainder of this page intentionally left blank]

Each of Parent, the Company, Merger Sub, the Company Stockholders, Mills and the Stockholders’ Representative has executed or has caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

MICRONETICS, INC.

By:	/s/David Robbins
David Robbins
President

DEL MERGER SUBSIDIARY, INC.

By:	/s/David Robbins
David Robbins
President

MICA MICROWAVE CORPORATION

By:	/s/Frederick Mills
Frederick Mills
President and Chief Executive Officer

/s/Frederick Mills
FREDERICK MILLS, individually

/s/Frederick Mills
FREDERICK MILLS, as Stockholders’ Representative

COMPANY STOCKHOLDERS’ AGREEMENT

Signature Page

By execution of this Signature Page, the undersigned does hereby become a party to, and agrees to be bound by the provisions of, the Company Stockholders’ Agreement to which it is attached (the “Company Stockholders’ Agreement”), does hereby agree to be deemed for all purposes to be a “Company Stockholder” as defined therein, and does hereby authorize the Company to attach a counterpart of this Signature Page to the Company Stockholders’ Agreement as evidence of the agreements set forth herein.

(Signature)

(Printed Name)
Date:

(Street Address)

(City or Town)	(Zip Code)

2